Oppenheimer Revenue Weighted ETF Trust
NSAR Exhibit - Item 77I

Oppenheimer ESG Revenue ETF and Oppenheimer Global ESG Revenue ETF (together, the "ESG ETFs") began offering shares on October 31, 2016. Post-Effective Amendment No. 34 (10-21-16) to the ESG ETFs' Registration Statement, Accession Number 0000728889-16-004022, which includes the terms of ESG ETFs' respective shares, is hereby incorporated by reference in response to Item 77I of the ESG ETF's Form N-SAR.